Exhibit 10.6

NON-TRANSFER AGREEMENT

THIS NON-TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of December 9, 2013, by and between Breitling Oil and Gas Corporation, a Texas corporation (“O&G”), and Breitling Royalties Corporation, a Texas corporation (“Royalties” and, collectively with O&G, “Stockholder”), and Bering Exploration, Inc., a Nevada corporation (the “Company”).

RECITALS

A. Effective December 9, 2013, the Company and Stockholder entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), which provides for the acquisition by the Company of all of the assets of Breitling (the “Acquisition”) in exchange for common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), as set forth in the Asset Purchase Agreement.

B. As of the date hereof, Stockholder Beneficially Owns (as defined below) a number of Shares (as defined below).

C. It is a condition precedent to the closing of the Acquisition that the Stockholder agree to restrict the transfer or disposition of its Shares as provided in this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Certain Definitions. Capitalized terms not defined herein and defined in the Asset Purchase Agreement shall have the meanings ascribed to them in the Asset Purchase Agreement. For purposes of this Agreement:

(a) A Person shall be deemed to “Beneficially Own” a security if such Person has “beneficial ownership” of such security as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(b) “Constructive Sale” means, with respect to any security, a short sale or entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such security.

(c) “Expiration Date” means fifteen months after the Closing Date.

(d) “Options” means: (i) all securities Beneficially Owned by Stockholder as of the date of this Agreement that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company; and (ii) all securities of which Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company.

(e) “Person” means any (i) individual, (ii) corporation, limited liability company, partnership, limited partnership or other entity, or (iii) Governmental Authority.

(f) “Shares” means: all shares of capital stock of the Company of which Stockholder has or acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date, including, without limitation, in each case, shares issued upon the conversion, exercise or exchange of Options.

(g) “Transfer” means, with respect to any security, the direct or indirect (i) assignment, sale, transfer, tender, pledge, hypothecation, placement in voting trust, Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession), of any right, title or interest in such security (including, without limitation, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or of the record or beneficial ownership of such security, or (ii) offer to make any such sale, transfer, tender, pledge, hypothecation, placement in voting trust, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, in each case, excluding any (1) Transfer pursuant to a court order and (2) such actions pursuant to which Stockholder maintains all voting rights with respect to such security.

2. No Transfer of Shares or Options. Stockholder agrees that, at all times during the period beginning on the date hereof and ending on and excluding the Expiration Date, Stockholder shall not Transfer (or cause or permit any Transfer of) any Shares or Options, or make any agreement relating thereto, in each case, without the prior written consent of the Company. Notwithstanding the foregoing, Stockholder may Transfer Shares to (a) any shareholder of Stockholder, (b) any affiliate of such Stockholder or shareholder of such Stockholder, (c) any parent, child, grandchild, niece, nephew or sibling of a shareholder of such Stockholder or affiliate of such Stockholder, (d) or employee of the Company, such Stockholder or any affiliate of such Stockholder, provided, in each case that such transferee enters into an agreement with Company limiting the Transfer of such Shares to that same extent that such Transfers are limited hereunder. Stockholder agrees that any Transfer in violation of this Agreement shall be void ab initio and of no force or effect. Stockholder hereby agrees with, and covenants to, the Company that Stockholder shall not request that the Company register the Transfer (book entry or otherwise) of any certificate or uncertificated interest representing any of its Shares, unless such Transfer is made in compliance with this Agreement.

3. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to the Company as follows:

(a) Stockholder has the sole, full right, power and authority to dispose, vote or direct the voting of Stockholder’s Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b) The execution and delivery of this Agreement by Stockholder does not, and Stockholder’s performance of its obligations under this Agreement will not, conflict with or violate or require any consent, approval or notice under, any order, decree, judgment, statute, law, rule, regulation or agreement applicable to Stockholder or by which Stockholder or any of Stockholder’s properties or assets, including, without limitation, the Shares and Options, is bound.

(c) Stockholder has the sole, full right, power and authority to make, enter into and carry out the terms of this Agreement with respect to all of its Shares without limitation, qualification or restriction on such power and authority. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding agreement of Stockholder, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d) Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares that would require Stockholder to Transfer the Shares in violation of this Agreement.

4. Additional Documents. Stockholder and the Company hereby covenant and agree to execute and deliver any additional documents and take such further actions as may be reasonably necessary or desirable, in the reasonable opinion of the Company, to carry out the purposes and intent of this Agreement.

5. Consents and Waivers. Stockholder further consents to the Company placing a stop transfer order on the Shares with its transfer agent(s), which stop transfer order shall, until otherwise requested by the Company, remain in effect until the Expiration Date.

6. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

7. Legending of Shares. Stockholder agrees that certificates evidencing the Shares issued to Stockholder may bear the following legend:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN NON-TRANSFER AGREEMENT, DATED AS OF DECEMBER 9, 2013, BY AND AMONG BERING ENERGY, INC. AND THE STOCKHOLDER SET FORTH THEREIN. ANY TRANSFER OF SUCH SHARES OF COMMON STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH NON-TRANSFER AGREEMENT SHALL BE NULL AND VOID AND HAVE NO FORCE OR EFFECT WHATSOEVER.

The Company may place (or to cause each transfer agent for securities of the Company (including the Common Stock) to place) the above-referenced legend on any and all certificates evidencing any Shares. Subject to the terms of Section 2 hereof, Stockholder agrees that it shall not Transfer any Shares (to the extent any Transfer is permitted under this Agreement) without first having the aforementioned legend affixed to the certificates representing the Shares. In the event any Shares are held in any nominee account, Stockholder consents to the Company notifying such nominee holder of this Agreement and terms hereof, and providing a copy of this Agreement to such nominee holder.

8. Miscellaneous.

(a) Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by courier service, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if sent via facsimile (receipt confirmed), or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered to the parties at the following addresses or facsimile numbers (or pursuant to such other instructions as may be designated in writing by the party to receive such notice):

(i)	if to Stockholder, to:

Breitling Oil and Gas Corporation

1910 Pacific Avenue, 7th Floor

Dallas, Texas 75201

Attention: Chris Faulkner, Chief Executive Officer

(ii)	if to Company, to:

Bering Exploration, Inc.

1910 Pacific Avenue, 7th Floor

Dallas, Texas 75201

Attention: Chris Faulkner, Chief Executive Officer

With copies (which shall not constitute notice) to each of:

Haynes and Boone, LLP

1221 McKinney, Suite 2100

Houston, Texas 77010

Attention: Bill Nelson

(c) Headings. All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(d) Counterparts. This Agreement may be executed in two counterparts, and via facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties or to a person designated in writing by the parties to accept and confirm the execution and delivery of this Agreement, it being understood that all parties need not sign the same counterpart.

(e) Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by the Company and Stockholder; provided, however, that the Company’s obligations hereunder may not be changed or modified without the written consent of the Company.

(f) Severability. In the event that any provision of this Agreement, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

(g) Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the courts of Dallas County in the State of Texas in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Texas for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(h) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i) Remedies. The parties acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law in the event of a violation or breach of any of the terms of this Agreement. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation or breach, the Company shall have the right to enforce the terms hereof by specific performance, injunctive relief or by any other means available to the Company at law or in equity, and that Stockholder waives the posting of any bond or security in connection with any proceedings related thereto. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by the Company shall not preclude the simultaneous or later exercise of any other such right, power or remedy by the Company.

(j) Binding Effect; No Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of this Section 8(j) shall be void.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

BREITLING OIL AND GAS CORPORATION

By:	/s/ Chris Faulkner
Chris Faulkner, President

BREITLING ROYALTIES CORPORATION

By:	/s/ Chris Faulkner
Chris Faulkner, President

BERING EXPLORATION, INC.

By:	/s/ J. Leonard Ivins
J. Leonard Ivins, Chief Executive Officer

SIGNATURE PAGE FOR NON-TRANSFER AGREEMENT FOR

BREITLING OIL AND GAS CORPORATION AND BREITLING ROYALTIES CORPORATION